Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Drive, St. Louis, MO 6311

FOR IMMEDIATE RELEASE
Company Contact
July 31, 2017                                    Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. APPOINTS ROBERT V. VITALE TO THE
BOARD OF DIRECTORS

St. Louis, Missouri, July 31, 2017 - Energizer Holdings, Inc. (NYSE: ENR) announced today the appointment of Robert V. Vitale to its Board of Directors, effective August 1, 2017. Upon his appointment, Mr. Vitale will serve as a member of the board’s Finance and Oversight Committee.

Mr. Vitale is President and Chief Executive Officer of Post Holdings, Inc. (NYSE:POST). Post is a nearly $6 billion diversified food company with leading positions in ready to eat cereal, value added egg products, sports nutrition and various private brand categories. Rob joined Post in 2011 as its Chief Financial Officer.

Prior to joining Post, Rob led AHM Financial Group, LLC (2006-2011), an insurance brokerage and wealth management firm, and was a partner in Westgate Group, LLC, a consumer products private equity firm (1996-2006). He managed Corporate Finance at Boatmens Bancshares (1994-1996), and started his career at KPMG in 1987.

Rob received his MBA from Washington University in St. Louis and a BSBA from St. Louis University.

“Rob Vitale’s strong leadership, deep M&A expertise and accounting and financial background, along with his knowledge of consumer products businesses, will bring critical expertise to our Board of Directors,” said Pat Mulcahy, Chairman of the Board at Energizer.

About Energizer Holdings, Inc.:

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world's largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and Eveready®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL® and Eagle One®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.